                                                                    EXHIBIT 8.1



  [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION]



                               [        ], 2002


Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304

Ladies and Gentlemen:

   We have acted as counsel to Hewlett-Packard Company, a Delaware corporation ("HP"), in connection with the preparation and execution of the Agreement and Plan of Reorganization (the "Agreement"), dated as of September 4, 2001, by and among HP, Heloise Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of HP ("Merger Sub") and Compaq Computer Corporation, a Delaware corporation ("Compaq"). Pursuant to the Agreement, Merger Sub will merge with and into Compaq (the "Merger"), and the separate corporate existence of Merger Sub will cease. The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of HP, which includes the Joint Proxy Statement/Prospectus relating to the Merger (the "Proxy Statement/Prospectus"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.

   In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement,
(ii) the truth and accuracy of the representations and warranties made by HP and Compaq in the Agreement, and (iii) the truth and accuracy of the certificates of representations provided to us by HP and Compaq.

   Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.


   Based upon and subject to the foregoing, we are of the opinion that the merger will qualify as a "reorganization " for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the following material United States federal income tax consequences will result from such qualification:


   . Compaq shareowners will not recognize any gain or loss upon the receipt of HP common stock in exchange for Compaq common stock in connection with the merger, except for cash received instead of a fractional share of HP common stock;

   . the aggregate tax basis of the HP common stock received by a Compaq shareowner in connection with the merger, including any fractional share of HP common stock not actually received, will be equal to the aggregate tax basis of the Compaq common stock surrendered in exchange for HP common stock;

   . the holding period of the HP common stock received by a Compaq shareowner in connection with the merger will include the holding period of the Compaq common stock surrendered in connection with the merger;

   . cash payments received by a Compaq shareowner for a fractional share of HP common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by HP, and Compaq shareowners will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

   . HP, Heloise Merger Corporation and Compaq will not recognize gain or loss as a result of the merger.

   The foregoing opinion applies solely to holders of Compaq Common Stock holding their shares as capital assets as of the Effective Time and does not address the United States federal income tax consequences of the Merger to holders of Compaq Common Stock subject to special treatment under the Code.

   This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation